CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2014, relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Report to Shareholders of JOHCM Global Equity Fund, JOHCM International Select Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Small Cap Equity Fund, and JOHCM Asia Ex-Japan Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

January 27, 2015